------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                               HELLETZGRUBER, KURT
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                                c/o GEHL COMPANY
                                143 WATER STREET
--------------------------------------------------------------------------------
                                    (Street)

                               WEST BEND, WI 53095
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                               GEHL COMPANY (GEHL)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year

                                December 31, 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                          2A.                    4.                              Amount of      Owner-
                                          Deemed                 Securities Acquired (A) or      Securities     ship
                             2.           Execution 3.           Disposed of (D)                 Beneficially   Form:     7.
                             Transaction  Date, if  Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                             Date         any       Code         ------------------------------- ing Reported   (D) or    Indirect
1.                           (Month/      (Month/   (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security            Day/         Day/      ------------     Amount      or    Price     (Instr. 3      (I)       Ownership
(Instr. 3)                   Year)        Year)      Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           By
Common Stock                 12/06/01               P                 4,000      A     $14.44    See below      I     corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           By
Common Stock                 08/30/02               P                 3,500      A     $10.07    See below      I     corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           By
Common Stock                 09/03/02               P                12,500      A      $9.94    See below      I     corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           By
Common Stock                 09/04/02               P                 5,000      A      $9.71    See below      I     corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           By
Common Stock                 09/05/02               P                 2,500      A      $9.75    See below      I     corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           By
Common Stock                 09/09/02               P                 5,000      A     $10.00    See below      I     corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           By
Common Stock                 09/10/02               P                10,000      A     $10.13    See below      I     corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           By
Common Stock                 09/17/02               P                 5,000      A     $10.20    See below      I     corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           By
Common Stock                 09/18/02               P                15,000      A     $10.12    See below      I     corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           By
Common Stock                 09/25/02               P                 6,000      A     $10.08    See below      I     corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           By
Common Stock                 09/26/02               P                 2,600      A     $10.10    See below      I     corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           By
Common Stock                 10/04/02               P                   240      A     $10.10    See below      I     corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           By
Common Stock                 10/07/02               P                 4,760      A     $10.10    See below      I     corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           By
Common Stock                 10/15/02               P                 1,500      A      $9.70    767,349(1)     I     corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 12/31/02               A(2)                574      A      $8.72       574         D
------------------------------------------------------------------------------------------------------------------------------------

(1)  Represents shares held by Neuson AG and affiliated entities. Mr. Helletzgruber disclaims beneficial ownership over all such shares in which he does not have a pecuniary interest.
(2)  Reflects issuance of stock in payment of a portion of the director retainer fee pursuant to the Gehl Company Director Stock
     Grant Plan.

====================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).


Persons who respond to the collection of information contained in this form are not required to respond                       (Over)
unless the form displays a currently valid OMB control number.                                                       SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of Deriv- Form
              2.                                                                                           ative     of
              Conver-                           5.                              7.                         Secur-    Deriv-  11.
              sion                              Number of                       Title and Amount           ities     ative   Nature
              or              3A.               Derivative    6.                of Underlying     8.       Benefi-   Secur-  of
              Exer-           Deemed   4.       Securities    Date              Securities        Price    cially    ity:    In-
              cise    3.      Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     Direct  direct
              Price   Trans-  tion     action   or Disposed   Expiration Date   ----------------  Deriv-   Following (D) or  Bene-
1.            of      action  Date,    Code     of(D)         (Month/Day/Year)           Amount   ative    Reported  In-     ficial
Title of      Deriv-  Date    if any   (Instr.  (Instr. 3,    ----------------           or       Secur-   Trans-    direct  Owner-
Derivative    ative   (Month/ (Month/  8)       4 and 5)      Date     Expira-           Number   ity      action(s) (I)     ship
Security      Secur-  Day/    Day/     ------   ------------  Exer-    tion              of       (Instr   (Instr    (Instr  (Instr
(Instr. 3)    ity     Year)   Year)    Code V    (A)   (D)    cisable  Date      Title   Shares   5)       4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Options
(Rights To
Buy)(1)
Grant Date:                                                                      Common
04/24/02      $15.25                                          (2)      04/23/12   Stock  2,000    (1)      2,000     D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
Explanation of Responses:

(1)  These options were automatically granted on the transaction date indicated above to the reporting person under the Gehl
     Company 2000 Equity Incentive Plan.
(2)  These options are subject to a three-year period following the date of grant during which such options vest and become exercisable on a cumulative basis with respect to one-third of the shares covered by the options each year. The options are subject to immediate vesting following the occurrence of certain events.

                                                                                  KURT HELLETZGRUBER

**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.                                                       /s/ Michael J. Mulcahy                   1/3/03
                                                                                  -------------------------------------   ----------
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                  ** Signature of Reporting Person           Date
                                                                                  By Michael J. Mulcahy, Attorney-In-Fact
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2